Exhibit 4.12

CRESTWOOD EQUITY PARTNERS LP

LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AWARD AGREEMENT

Date of Grant:

Number of Restricted Units Awarded:

THIS AGREEMENT, dated as of                     , is between Crestwood Equity GP LLC, a Delaware limited liability company (“Crestwood Equity”) and                                           (“Holder”).

RECITALS:

A. Effective January 1, 2006, Inergy amended the Inergy Long Term Incentive Plan (the “Plan”) to grant to employees, consultants and non-employee directors Restricted Units.

B. On October 7, 2013, Inergy, L.P.’s name was changed to Crestwood Equity Partners LP and Inergy GP, LLC’s name was changed to Crestwood Equity GP, LLC.

C. Holder is a valued and trusted employee of Crestwood Equity or one of its Affiliates.

D. Crestwood Equity has elected to award Holder Restricted Units pursuant to and in accordance with the Plan and this Agreement, in order that Holder thereby may be induced to maintain an ownership interest in Crestwood Equity Partners LP (the “Partnership”) and to advance the interests of Crestwood Equity and its Affiliates (collectively or individually, the “Company”).

AGREEMENT:

In consideration of the mutual promises and covenants contained herein and other good and valuable consideration paid by Holder to the Company, Crestwood Equity and Holder agree as follows:

Section 1.	Incorporation of Plan; Definitions

All provisions of this Restricted Unit Award Agreement and the rights of Holder hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined shall have the meanings set forth in the Plan.

Section 2.	Grant of Restricted Units

Crestwood Equity hereby grants and awards to Holder, subject to the conditions and restrictions set forth in this Agreement and in the Plan and as of the Date of Grant identified above, that number of common units of Crestwood Equity identified above opposite the heading “Number of Restricted Units Awarded” (the “Units”), which Units will be “Restricted Units” within the meaning of Section 6 and definition (gg) of Appendix A of the Plan. The Units, which are being issued by Crestwood Equity, will be issued in the name of Holder or a nominee of Holder as of the Date of Grant, provided, however, that a certificate or certificates representing the Units will not be delivered to Holder until such later date as identified in Section 6 below.

Section 3.	Restricted Period

Subject to any exceptions set forth elsewhere herein, the Units awarded hereunder are subject to a Restricted Period such that the Units are nontransferable and subject to risk of forfeiture until the Units become vested in accordance with this Agreement. The Restricted Period shall lapse with respect to certain Units on the vesting date for such Units (the “Vesting Date”), as identified below. The Committee, in its sole discretion, may accelerate the lapse of the Restricted Period for any or all of the Units if in its judgment the performance of Holder has warranted such acceleration and/or such acceleration is in the best interests of the Company.

Provided the Units have not already been forfeited pursuant to Section 5 and subject to any exceptions listed elsewhere herein or in the Plan, the Restricted Period for the Units shall lapse and the Units shall become vested on those Vesting Dates identified below.

Number of Restricted Units	Vesting Date

[INDIVIDUAL AWARDS MAY PROVIDE FOR ACCELERATED VESTING UPON CERTAIN TERMINATIONS OF EMPLOYMENT INCLUDING, WITHOUT LIMITATION, TERMINATION DUE TO DEATH OR DISABILITY, TERMINATION WITHOUT “CAUSE” OR TERMINATION FOR “EMPLOYEE CAUSE”, AS DETERMINED BY THE COMMITTEE]

Section 4.	Restrictions on Units

Subject to any exceptions set forth elsewhere herein, none of the Units awarded hereunder or the rights relating thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Holder, and Holder agrees not to sell, assign, transfer, pledge, hypothecate or otherwise dispose of such Units or rights, during the Restricted Period prior to such Restricted Period lapsing in accordance with the vesting schedule set forth above in Section 3. As the Restricted Period lapses with respect to one of more Units, such restriction on transfer shall terminate and the Units will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Holder.

Section 5.	Possible Forfeiture of Units Prior to Vesting

Unless otherwise provided in the Plan, if Holder ceases to be a Service Provider of the Company for any reason other than death or Disability prior to one or more of the Vesting Dates for some or all of the Restricted Units, (i) all unvested Restricted Units held by Holder shall thereupon immediately be forfeited and returned to Crestwood Equity and (ii) all rights to receive DERs with respect to such Restricted Units, and any other rights or benefits Holder may be entitled to by virtue of Holder’s possession of the Restricted Units shall be forfeited. Upon such forfeiture, Holder shall have no further rights under this Agreement.

Section 6.	Certificates

One or more certificates representing the Units will be held by Crestwood Equity (or its delegate) until the Vesting Dates for some or all of the Units, as set forth in Section 4 of this Agreement, at which time a certificate or certificates representing the Units then vesting will be issued to Holder.

Section 7.	Acknowledgement of Rights of Crestwood Equity in Event of Change in Control, Reorganization, Liquidation, Etc.

By executing this Agreement, Holder agrees and acknowledges that in the event that the Partnership undergoes a Change in Control, or in the event the Partnership, Crestwood Equity, Crestwood Midstream Partners LP or Crestwood Midstream GP LLC shall become a party to any Similar Event, as defined in the Plan, the Committee may take any of the actions as provided for in Section 7 of the Plan, or such successor section if the Plan is amended, without obtaining Partnership approval or Holder’s consent.

Section 8.	DERs

With respect to each Restricted Unit and prior to such Unit vesting and no longer being subject to the Restricted Period, Holder shall be entitled to receive an amount of cash equal to the per Unit cash distribution made by the Partnership to the holders of Common Units under the Partnership Agreement. Such DERs shall be paid to Holder as soon as reasonably practicable following the date of a distribution paid on such Common Units. Under no circumstances shall Holder’s right to receive DERs on the Restricted Units be interpreted or construed as such Units not being subject to the Restricted Period or as Holder having any rights as a holder of Common

Units greater than those set forth herein and in the Plan. Following a Vesting Date, no DERs shall be paid on any vested Unit, however, Holder shall be entitled to any distribution made to holders of Common Units under the Partnership Agreement with respect to such unrestricted Unit.

Section 9.	Voting Rights

Holder shall have such voting rights, if any, as are provided to the holders of Common Units under the Partnership Agreement or as provided under applicable law.

Section 10.	Notice of Section 83(b) Election

If Holder desires to make an election under Section 83(b) of the Code relating to the award of Restricted Units, Holder shall notify Crestwood Equity or its delegate of such election within 30 days of the Date of Grant. Holder shall be solely responsible for making such Section 83(b) election and satisfying all notice and filing requirements under the Code.

Section 11.	Adjustments

Notwithstanding any provision herein to the contrary, in the event of any change in the number of outstanding Units of the Partnership effected without receipt of consideration therefore by the Partnership, by reason of a merger, reorganization, consolidation, recapitalization, separation, liquidation, unit dividend, unit split, unit combination or other change in the corporate structure of the Partnership affecting the Units, the Restricted Units then subject to this Agreement will be automatically adjusted to accurately and equitably reflect the effect thereon of such change. In the event of a dispute concerning such adjustment, the decision of the Committee will be conclusive.

Section 12.	Effect on Employment

The grant of the Restricted Units provided herein shall not, in and of itself, confer upon Holder any right to continue in the employment with the Company or to continue to perform services therefore and shall not in any way interfere with the right of the Company to terminate the position of Holder as a Service Provider for the Company.

Section 13.	Tax Withholding

Except with respect to those Restricted Units for which an 83(b) election has been made in accordance with Section 10 hereof, to the extent that the vesting of any of the Restricted Units granted hereunder may obligate the Company to pay withholding taxes on behalf of Holder, the Company may withhold a portion of such Units to satisfy any such tax withholding obligation, with the value of each such withheld Unit to be based on the closing price of Crestwood Equity Partners LP’s Common Units as reported on NYSE (or other national exchange) on the day immediately preceding the Vesting Date. Only whole Units may be withheld to satisfy tax withholding obligations and the Company will round up to the closest whole unit necessary to completely satisfy the tax obligations.

On the date any federal, state, local or foreign taxes are required to be withheld by the Company in connection with DERs paid with respect to any Restricted Units, the Company shall withhold the amount of such tax obligations from the DERs payment or withhold such amount from the Holder’s next payment of wages. The Holder authorizes the Company to make such withholdings from the payment of wages if the Company does not withhold the tax obligations from the DERs payment.

Section 14.	Applicable Law

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

Section 15.	Administration

The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

Section 16.	Amendment and Cancellation.

This Agreement may be amended or cancelled at any time provided both Crestwood Equity and Holder consent to the terms of such amendment or cancellation.

Section 17.	Notice

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. Crestwood Equity or Holder may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, Crestwood Equity and Holder specify their respective addresses as set forth below:

Crestwood Equity	Crestwood Equity GP LLC
700 Louisiana Street, Suite 2550
Houston, TX 77002
Attention: Joel C. Lambert

Holder:

Section 18.	Designation of Beneficiary

Holder may designate a person or persons to receive, in the event of the death of Holder, any Units then vesting or other property then or thereafter distributable relating to the Units. Such designation must be made either in the space indicated at the end of this Agreement or upon forms supplied by and delivered to Crestwood Equity or its delegate and may be revoked in writing. If Holder fails effectively to designate a beneficiary, the estate of Holder will be deemed to be the beneficiary of Holder with respect to any such Units or other property.

Section 19.	Execution of Agreement

In order to obtain all rights under this Agreement, Holder must sign and return this Agreement to Crestwood Equity or its delegate within 30 days after the date Crestwood Equity delivers this Agreement to Holder for execution. If Holder fails to sign and return this Agreement to Crestwood Equity or its delegate within this 30-day period, the Committee may determine in its sole discretion that the award of Units provided for herein shall be deemed void and never to have been granted.

Section 20.	Effect of Plan

Holder acknowledges that in the event of any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will control.

[The remainder of this page has intentionally been left blank; signature page follows.]

IN WITNESS WHEREOF, Crestwood Equity has caused this Agreement to be executed and Holder has hereunto set his or her hand on the day and year first above written.

CRESTWOOD EQUITY GP LLC

By:

Title:	Senior Vice President, General Counsel and Secretary

HOLDER

Title:

Designation of Beneficiary

(Relationship to Holder)

(Name of Beneficiary)

(Street Address)

(City, State, Zip Code)

(Social Security Number)